Sara Lee Corporation
3500 Lacey Road
Downers Grove, IL 60515

Release Date: FOR IMMEDIATE RELEASE

Contact:	Media: Mike Cummins, +1.630.598.8412 Analysts: Aaron Hoffman, +1.630.598.8739

SARA LEE CORPORATION TO TAKE A NON-CASH IMPAIRMENT CHARGE RELATED PRIMARILY TO ITS NORTH AMERICAN FOODSERVICE BAKERY AND SPANISH BAKERY BUSINESSES

DOWNERS GROVE, Ill. (July 22, 2008) – Sara Lee Corp. (NYSE: SLE) today announced it will incur a non-cash impairment charge of between $865 million and $975 million, or $(1.17) to $(1.32) per share, in the fiscal fourth quarter ended June 28, 2008, primarily associated with its North American Foodservice bakery and Spanish bakery business units.

Sara Lee performs its annual goodwill impairment testing during the second quarter of each fiscal year. While there were no impairments at that time, the company disclosed that the goodwill of these two business units might be impaired in the future.

During the second half of fiscal 2008, these operations did not show the level of improvement management expected. Based on this, plus adverse economic conditions and escalating wheat costs for the Spanish bakery and North American Foodservice bakery operations, the company determined that it was required to take an estimated aggregate goodwill impairment charge for the businesses of between $800 million and $900 million in the fourth quarter.  All of the goodwill balances relate to the company’s 2001 acquisition of The Earthgrains Company. Sara Lee will not recognize any tax benefit.

“Today’s announcement is consistent with our second and third quarter disclosures, in which we identified our North American Foodservice bakery and Spanish bakery businesses as at risk for future goodwill impairment,” said Brenda C. Barnes, chairman and chief executive officer, Sara Lee Corp. “While this goodwill impairment charge is required, we retain our longer-term positive view of these businesses. The bakery units represent an important part of our strategy and we remain committed to continuing to grow these businesses.”

Sara Lee also announced a non-cash pre tax write-down of $65 million to $75 million related to certain other assets in North America.

The company anticipates providing updated results in conjunction with its fourth quarter and full-year financial results announcement on August 7, 2008.

About Sara Lee Corporation
Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food, beverage, household and body care brands, including Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Sara Lee, and Senseo. Collectively, these brands generate more than $12 billion in annual net sales covering approximately 200 countries. The Sara Lee community consists of 52,000 employees worldwide. Please visit www.saralee.com for the latest news and in-depth information about Sara Lee and its brands.

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